UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 29, 2010 (December 17, 2009)

Braintech, Inc.
(Exact Name of Registrant as Specified in its Charter)
Nevada	000-24911	98-0168932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1750 Tysons Boulevard Suite 350 McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:   (703) 637-9780

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The information set forth under Item 5.02 below is incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities

The information set forth under Item 5.02 below with respect to unregistered sales of equity securities is incorporated herein by reference.

Item 5.01     Changes in Control of Registrant

The information set forth under Item 5.02 below is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In order to eliminate its accrued cash obligations to its outside directors through 2009, on December 17, 2009, the Company issued a total of 6,193,063 ten-year options to Clifford Butler, (1,364,063 options), Russell Lewis (1,383,250 options), James Speros (2,062,500 options) and Tien Wong (1,383,250 options).  In connection with the issuance of these options, the Company was able to extinguish its cash obligation of approximately $210,000 to its outside directors for accrued board fees.

Also as part of its ongoing cost reduction program, effective January 1, 2010, the Company entered into an Employment Agreement (“White Agreement”) with Edward A. White (“White”), the Company’s Chief Financial Officer.  The White Agreement provides for monthly compensation of $5,000 (Canadian) through December 31, 2010 based on a two-day work week.  This is a 50% reduction from his previous monthly compensation of $10,000 (Canadian) which was based on a five-day work week.  The White Agreement may be terminated by either party at any time on two weeks written notice.  Under the White Agreement, White was granted 250,000 five-year options and 250,000 unregistered shares of common stock.  The 250,000 unregistered shares will not be registered in reliance on Section 4(2) of the Securities Act. The description of the terms of the White Agreement set forth herein is qualified in its entirety by reference to the full text of the White Amendment, which is filed as an exhibit hereto.

As previously disclosed, in connection with the Company’s Loan and Security Agreement (Term Loan) (“SVB Loan”) with Silicon Valley Bank (“SVB”), the Company’s CEO and other individuals (collectively, “Pledgors”) provided cash or a letter of credit (collectively, “Pledges”) to SVB as collateral for the Company’s obligations under the SVB Loan.   The Company’s Board of Directors (“Board”) established a Board committee (“Independent Directors Committee”) consisting of directors who did not provide letters of credit for the previous RBC loans or Pledges for the SVB Loan.  The Board established the Independent Directors Committee to recommend the appropriate compensation for the Pledgors.  As of September 21, 2009, the Independent Directors Committee reached an agreement with the Pledgors, subject to closing the SVB Loan, whereby, in addition to other consideration, the Company would issue to each Pledgor, at the closing of the SVB Loan, 20 shares of Common Stock (“Pledgor Shares”) for each $1.00 of Pledge provided by such Pledgor in support of the SVB Loan.  These arrangements were finalized in a Note and Security Agreement between the Company and each Pledgor dated as of January 15, 2010 (“Note”) and a Pledge and Stock Purchase Agreement between the Company and each Pledgor dated as of January 15, 2010 (“Stock Purchase Agreement”).  The subject shares were issued on January 27, 2010.  The foregoing description is qualified in its entirety by the Note and the Stock Purchase Agreement, which are filed as exhibits hereto.  As a result of the issuance of 15,000,000 Pledgor Shares to the Company’s Rick Weidinger pursuant to the formula agreed unanimously agreed upon by the Independent Directors Committee and the entire Board of Directors, a Change of Control has occurred (as defined in the employment agreements of Mr. Weidinger and the Company’s Executive Vice President Thomas McCabe), and such individuals are entitled to the “Bonus Securities Acceleration” (as defined in such employment agreements).

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

10.1           Employment Agreement dated as of January 1, 2010 between Braintech, Inc. and Edward A. White.

10.2           Form of Pledge and Stock Purchase Agreement dated as of January 15, 2010 between Braintech, Inc. and each of Rick Weidinger, Ken Brooks, David Baird, Frederick Bohlander and Colin Eagen.

10.3           Form of Note and Security Agreement dated as of January 15, 2010 between Braintech, Inc. and each of Rick Weidinger, Ken Brooks, David Baird, Frederick Bohlander and Colin Eagen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 29, 2010	BRAINTECH, INC.

		By:	/s/ Frederick W. Weidinger
Frederick W. Weidinger
Chief Executive Officer